Exhibit 99.1


       Global Payment Technologies, Inc. Announces Appointment of Outside
           Independent Board Member and Approval of Stock Option Plan


     HAUPPAUGE, N.Y.--(BUSINESS WIRE)--April 27, 2006--Global Payment Technologies, Inc. (NASDAQ Symbol: GPTX) ("GPT"), a leading manufacturer and innovator of currency acceptance systems used in the worldwide gaming, beverage, and vending industries, announced today that Matthew Dollinger has been elected as a Director at the Annual Shareholders Meeting and appointed a member of the Audit and Compensation Committees effective April 25, 2006.
     Mr. Dollinger has been a senior member of the law firm of Dollinger, Gonski & Grossman since its formation in 1977. The firm is primarily engaged in Commercial and Real Property litigation in the Federal and State Courts located in the States of New York, New Jersey and Florida. Mr. Dollinger is licensed to practice law in New York and Florida as well as before various United States District Courts and the United States Supreme Court. Mr. Dollinger is a member of the New York State Bar Association, Florida Bar Association, Nassau County Bar Association, Brooklyn Bar Association, Suffolk County Bar Association and the American Bar Association. Mr. Dollinger participates as a member of Commercial Litigation and Real Property Committees in various state bar associations. Mr. Dollinger has lectured to bar associations and non-bar association groups in the fields of Commercial Litigation, Title Insurance and Ethical matters involving attorneys and clients. Mr. Dollinger received a Juris Doctor Degree in 1969 from the Brooklyn Law School and a Bachelor of Arts Degree in 1966 from the Long Island University.
     GPT's shareholders also re-elected Stephen Nevitt as a Director, approved an amendment to the Company's 1996 Stock Option Plan and approved the Company's 2006 Stock Option Plan. Mr. Richard Gerzof, Chairman of GPT's Board of Directors, said "The Board of GPT would like to thank GPT's shareholders for approving the 2006 Stock Option Plan. This approval gives the Company the tools it needs to attract and retain valuable contributors to the Company."

     About Global Payment Technologies, Inc.

     Global Payment Technologies, Inc. is a United States-based designer, manufacturer, and marketer of automated currency acceptance and validation systems used to receive and authenticate currencies in a variety of payment applications worldwide. GPT's proprietary and patented technologies are among the most advanced in the industry. Please visit the GPT web site for more information at http://www.gpt.com.

     Special Note Regarding Forward-Looking Statements: A number of statements contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: the risks that GPT's current and future products may contain errors or defects that would be difficult and costly to detect and correct; dependence on the paper currency validator market and its potential vulnerability to technological obsolescence; possible risks of product inventory obsolescence; potential difficulties in manufacturing operations; potential shortages of key parts and/or raw materials; potential difficulties in managing growth; dependence on a limited base of customers for a significant portion of sales; dependence on key personnel; the possible impact of competitive products and pricing; and other risks described in more detail in Securities and Exchange Commission filings.


     CONTACT: PR Financial Marketing for Global Payment Technologies
              Jim Blackman, 713-256-0369
              jimblackman@prfinancialmarketing.com
              or
              Global Payment Technologies, Inc.
              William McMahon, 631-231-1177 ext. 273